GMAC Financial Services Declares Dividends on Preferred Stock

DETROIT – The GMAC Financial Services board of directors declared quarterly dividend payments on certain outstanding preferred stock.  The dividends were declared on Oct. 15, 2009 and are payable on Nov. 16, 2009.

Dividend payments declared on the preferred stock issued to the U.S. Department of the Treasury under the Troubled Asset Relief Program totaled approximately $283 million. This consists of a cash dividend of $20 per share, or a total of $100 million, on the Fixed Rate Cumulative Perpetual Preferred Stock, Series D-1; a cash dividend of $22.50 per share, or a total of $5.6 million, on the Fixed Rate Cumulative Perpetual Preferred Stock, Series D-2; and a cash dividend of $1.125 per share, or a total of $177.2 million, on the Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series F.

The dividend payment declared to holders of GMAC’s Fixed Rate Cumulative Perpetual Preferred Stock, Series G, was $17.31 per share, or a total of approximately $44.6 million.  This dividend is payable on Nov. 16, 2009 to shareholders of record as of Nov. 2, 2009. This preferred stock was issued to investors in connection with GMAC’s private exchange and cash tender offers, which were completed in December 2008.

About GMAC Financial Services
GMAC is a bank holding company with 15 million customers worldwide. As a global, independent financial services institution, GMAC’s diversified business operations include automotive finance, mortgage operations, insurance, commercial finance and online banking. As of June 30, 2009, the company had approximately $181 billion in assets. Visit the GMAC media site at http://media.gmacfs.com for more information.

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Contacts:
Gina Proia
917-369-2364
gina.proia@gmacfs.com

Chris McNamee
917-369-2389
christopher.mcnamee@gmacfs.com